CORPORATE FINANCE ADVISORY SERVICES AGREEMENT

FRIEDLAND CAPITAL INC. [“FRIEDLAND”] hereby agrees to provide to Titan Holdings, Inc. [the “Company”] corporate finance advisory services specifically and primarily designed to achieve the Company’s corporate finance objectives, specifically to result in the Company’s shares [or the shares of a successor entity controlled by the Company or its shareholders] becoming publicly-traded in the United States.

Specifically, FRIEDLAND’s services shall include the identification of an appropriate merger candidate that is positioned to become publicly traded.

1. General Summary of Advisory Services

FRIEDLAND agrees to provide to the Company general advisory services, which shall include:

•	Determination of corporate finance strategy

•	Assistance in the selection of an auditing firm

•	Assistance in the selection of US securities counsel

•
Assistance in coordinating with legal counsel, the auditor and other experts in the preparation and filing of a Registration Statement for the Company [or its successors] to be filed with the US Securities & Exchange Commission [“SEC”] and other regulatory filings for an Initial Public Offering [IPO]

•	Assistance in the selection of a US NASD member broker-dealer to become the underwriter of the “IPO”.

•
Assistance in determining the appropriate Trading Facility for the Company’s shares, and the preparation and filing of a listing application or 15c2-11 with a Trading Facility. In the event that a 15c2-11 is to be filed, arrangements will be made with a NASD member broker-deal to file the 15c-2211.

The objective of the IPO will not be to raise a substantial sum of capital, but instead to offer a limited number of shares to the public so that the Company [or its successor] has a shareholder base of approximately 200 shareholders holding “round lots” [e.g. 100 shares]. The Company will be positioned to have its shares listed on the DTC Bulletin Board, Nasdaq, the American Stock Exchange, or New York Stock Exchange [the “Trading Facility”], with the appropriate Trading Facility to be determined by the Company, and the Company [or its successor] meeting the listing requirements of the Trading Facility.

The services to be provided by FRIEDLAND under this Agreement end upon the Company’s shares becoming publicly-traded in the US, with the cost for any services to be provided to Company by FRIEDLAND to be negotiated between the Company and FRIEDLAND.

2. Costs for Advisory Services

The Company agrees to pay to FRIEDLAND for the advisory services to be provided by FRIEDLAND the following fees based on certain benchmarks being reached:

•	US$15,000 upon the execution of this Agreement and prior to the initiation of any services by FRIEDLAND

•	US$35,000 upon the selection of a US securities attorney.

•	US$50,000 upon the filing of a Registration Statement with the US Securities & Exchange Commission [SEC].

•	$20,000 upon the Registration Statement being declared effective by the SEC,

•	$40,000 upon the commencement of trading of the Company’s shares.

The advisory services to be provided by FRIEDLAND shall commence upon the receipt by FRIEDLAND of an executed copy of this Advisory Services Agreement and the payment by the Company to FRIEDLAND of the initial financial advisory fee.

In the event that any payments due under this Agreement are not paid when due, FRIEDLAND shall have the option of immediately stopping its services until such time as the past due payments are made.

3. Disclosure

Additionally, it is acknowledged that FRIEDLAND, and/or an affiliate of FRIEDLAND will be entering or has entered into a services agreement with a newly-formed Maryland or Delaware corporation [“NEWCO”], and will be assisting NEWCO with the identification and negotiation of an appropriate privately-held company to be merged into or acquired by NEWCO. It is anticipated that NEWCO will be the entity that will acquire, merge with or otherwise combine with, the Company, and that NEWCO will be the company that will become the publicly traded entity. NEWCO will be compensating FRIEDLAND, and/or an affiliate of FRIEDLAND and based on the estimate of the number of shares to be outstanding upon the completion of the IPO in an amount estimated to represent 10% of the shares of NEWCO outstanding after the completion of the IPO. FREIDLAND, and/or an affiliate of FRIEDLAND shall have the option to allocate all or a portion of these shares to other parties. NEWCO may also pay cash fees to Friedland, and/or an affiliate of FREDLAND.

4. Representation and Warranties

4.1
The Company represents and warrants to FRIEDLAND as follows: [i] The Company will be duly formed; [ii] the execution of this Agreement has been duly authorized by the Company and does not require the consent of or notice to any party not previously obtained or given, and [iii] the Company shall indemnify and save FRIEDLAND harmless against any claims, damages, liabilities and causes of action, including but not limited to reasonable attorney fees, which arise by reason of the consulting services provided by FRIEDLAND hereunder, or by reason of an act FRIEDLAND may do on behalf of, or at the request of the Company, provided that FRIEDLAND’s actions and activities in providing the advisory services hereunder, and any such act undertaken by FRIEDLAND on behalf of, or at the request of the Company, consistent with the provisions of this Agreement are undertaken in good faith, and do not involve gross negligence or unlawful misconduct by FRIEDLAND.

4.2
FRIEDLAND represents end warrants to the Company as follows: [i] FRIEDLAND has been duly formed under the laws of the State of Colorado; [ii] the execution of this Agreement and the performance of FRIEDLAND’S obligations hereunder does not require the consent of or notice to any party not previously obtained or given and there is nothing that prohibits or restricts the execution by FRIEDLAND of this Agreement or its performance of its obligations hereunder. attached hereto.

5. Covenants

Each of FREDLAND and the Company covenants that it will diligently, skillfully and in good faith do and perform the acts and duties required herein.

6. Miscellaneous

6.1
Notice All notices, requests, demands, directions and other communications [“Notices”] provided for in this Agreement shall be in writing and shall be mailed or delivered personally or sent by facsimile to the applicable Party at the address of such Party set forth below in this Section 6.1. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the third business day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when on the first business day on which or after which it is delivered to the address for the respective Party set forth in this Section 6.1. When sent by facsimile, each such Notice shall be effective on the first business day on which or after which it is sent. Each such Notice shall be addressed to the Party to be notified as shown below:

THE COMPANY:	Titan Holdings. Inc.
Attention: Brian Kistler
6461 N 100 E
OSSIAN, IN 46777
Fax:

FRIEDLAND:	FRIEDLAND CAPITAL INC.
Attention: Jeffrey O. Friedland, Managing Director
36 Steele Street, Suite 10
Denver, CO 80206
Fax:1-212-202-4436

Either Party may change its respective address for purposes of this Section 6.1 by giving the other Party Notice of the new address in the manner set forth above.

6.2
Severability Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be or become prohibited or invalid in whole or in part for any reason whatsoever, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remaining portion of that provision or the remaining provisions of this Agreement.

6.3
Non-Waiver The waiver of any Party of a breach or a violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement.

6.4
Amendment No amendment or modification of this Agreement shall be deemed effective unless and until it has been executed in writing by the Parties to this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a written instrument that has been executed by the Party charged with such waiver or estoppel.

6.5
Increment This Agreement shall be binding upon all of the Parties, and it shall benefit, respectively, each of the Parties, and their respective employees, agents and successors. Except as expressly provided herein, there are no third party beneficiaries to this Agreement, and this Agreement shall not be assignable by any party.

6.6	Headings The headings to this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

6.7	Counterparts This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument.

6.8
Arbitration Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in Denver, Colorado by arbitration [except as provided below], in accordance with the rules then obtaining, of the American Arbitration Association [the “Association”]. If the subject of the arbitration involves an intellectual property, corporate, or bankruptcy matter, as determined by the Association, then the arbitrator[s] shall have had experience in that subject. The Association is authorized to make arrangements for this arbitration, to be held under these rules in any locality in the United States agreed upon by the parties or as designated by the Association. In addition, in the event of a dispute for which the aggrieved party seeks immediate equitable relief, including without limitation an injunction, the appropriate action may be brought in any court with appropriate jurisdiction, provided that any such equitable relief shall be subject to modification by the court after completion of arbitration of the dispute. This Agreement shall be enforceable, and judgment upon any award rendered by all or a majority of the arbitrators may be entered, in any court of any county having jurisdiction.

6.9	Choice Of Law This Agreement shall be construed in accordance with the laws of the State of Colorado of the United States and subject to the exclusive and sole jurisdiction of Colorado courts.

IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the dates set forth below.

TITAN HOLDINGS, INC.

/s/ Brian Kistler	Title PRESIDENT	Date 8/4/05
BRIAN KISTLER

FRIEDLAND CAPITAL INC.

By: /s/ Jeffrey O. Friedland	8/04/05
Jeffrey O. Friedland, Managing Director	Date